As filed with the Securities and Exchange Commission on August 5, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZILLOW, INC.

(Exact name of registrant as specified in its charter)

Washington	20-2000033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

999 Third Avenue, Suite 4600

Seattle, Washington 98104

(Address of principal executive offices, including zip code)

ZILLOW, INC. 2011 INCENTIVE PLAN

ZILL0W, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Full title of the plans)

Spencer M. Rascoff

Chief Executive Officer

Zillow, Inc.

999 Third Avenue, Suite 4600

Seattle, Washington 98104

(206) 470-7000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kathleen Philips General Counsel Zillow, Inc. 999 Third Avenue, Suite 4600 Seattle, Washington 98104 (206) 470-7000	David F. McShea Andrew B. Moore Bradley D. Owens Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.0001 par value per share, under the:
Zillow, Inc. 2011 Incentive Plan	1,348,406 (2)	$28.01 (3)	$37,768,852.06	$4,385
Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan	5,467,729 (4)	$4.34 (5)	$23,729,943.86	$2,756
Total	6,816,135		$61,498,795.92	$7,141

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s Class A common stock that may become issuable under the Zillow, Inc. 2011 Incentive Plan (the “2011 Plan”) or the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding Class A common stock.
(2)	Represents 1,348,406 shares of Class A common available for future issuance under the 2011 Plan, which number includes 48,406 shares of Class A common stock previously reserved but unissued under the 2005 Plan that are now available for issuance under the 2011 Plan. To the extent shares of Class A common stock subject to outstanding stock options under the 2005 Plan as of August 3, 2011 cease to be subject to such options (other than by reason of exercise or settlement of the options to the extent they exercised for or settled in vested or nonforfeitable shares), such shares will be available for future issuance under the 2011 Plan. See footnote 4 below.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 475(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $28.01, based on the average of the high sales price ($28.62) and the low sales price ($27.39) for the registrant’s Class A common stock as reported by The Nasdaq Global Market on August 3, 2011.
(4)	Represents 5,467,729 shares of Class A common stock subject to outstanding options under the 2005 Plan as of August 3, 2011. Any shares of Class A common stock that are subject to options under the 2005 Plan that cease to be subject to such options (other than by reason of exercise or settlement of the options to the extent they exercised for or settled in vested or nonforfeitable shares) will be available for future issuance under the 2011 Plan. See footnote 2 above.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share for the shares being registered under the 2005 Plan represents the weighted average of the per share exercise prices of currently outstanding options under the 2005 Plan, which range from $0.08 per share to $8.96 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a) the registrant’s prospectus filed on July 20, 2011, pursuant to Rule 424(b) under the Securities Act, relating to the registrant’s registration statement on Form S-1, as amended (Registration No. 333-173570), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the registrant’s current report on Form 8-K filed on July 29, 2011 (excluding any portions thereof that are not deemed “filed” pursuant to the General Instructions of Form 8-K); and

(c) the description of the registrant’s Class A common stock contained in the registrant’s registration statement on Form 8-A (Registration No. 001-35237), filed on July 13, 2011, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

An opinion of counsel regarding the validity of the securities being registered on this registration statement is being provided by Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101-3099. TWB Investment Partnership II, L.P., an entity affiliated with Perkins Coie LLP, beneficially owns 11,311 shares of the registrant’s Class A common stock, which represents less than 0.1% of the registrant’s outstanding capital stock.

Item 6.	Indemnification of Directors and Officers.

The registrant’s amended and restated articles of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent permitted by Washington law. Washington law provides that directors of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that directors may be indemnified against liability incurred in a proceeding to which they are a party because of being a director so long as:

•	the director acted in good faith;

•

the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

Directors generally may not, however, be indemnified:

•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation;

•	in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit;

•	for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or

•	for unlawful distributions to shareholders.

The registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that the registrant will indemnify its directors and officers to the fullest extent permitted by law. The registrant’s amended and restated bylaws also permit the registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with services to the registrant, regardless of whether the registrant’s bylaws permit such indemnification.

The registrant has also entered into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements provide, among other things, that the registrant will indemnify its directors and certain of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on the registrant’s behalf or that person’s status as a director or officer of the registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class A common stock being registered

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Zillow, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/A filed on June 20, 2011) (File No. 333-173570)

99.2*	Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/A filed on June 20, 2011) (File No. 333-173570)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 4, 2011.

ZILLOW, INC.

By:	/s/ Spencer M. Rascoff
Name: Spencer M. Rascoff
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Spencer H. Rascoff, Chad M. Cohen and Kathleen Philips, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on August 4, 2011.

Signature	Title

/s/ Spencer M. Rascoff	Chief Executive Officer and Director
Spencer M. Rascoff	(Principal Executive Officer)

/s/ Chad M. Cohen	Chief Financial Officer and Treasurer
Chad M. Cohen	(Principal Financial and Accounting Officer)

/s/ Richard Barton	Executive Chairman and Director
Richard Barton

/s/ Erik Blachford	Director
Erik Blachford

/s/ Lloyd D. Frink	Vice Chairman, President and Director
Lloyd D. Frink

/s/ J. William Gurley	Director
J. William Gurley

Director
Jay C. Hoag

/s/ Gregory B. Maffei	Director
Gregory B. Maffei

/s/ Gordon Stephenson	Director
Gordon Stephenson

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class A common stock being registered

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Zillow, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/A filed on June 20, 2011) (File No. 333-173570)

99.2*	Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/A filed on June 20, 2011) (File No. 333-173570)

+	Filed herewith.
*	Incorporated herein by reference.